Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2009 Fourth Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--February 18, 2010--Four Oaks Fincorp, Inc. (OTCBB:FOFN), the holding company for Four Oaks Bank & Trust Company, today announced a net loss for the year ended December 31, 2009. The loss totals $2.1 million and is comprised of net losses of $2.0 million from operations; income of $6.0 million related to our acquisition of Nuestro Banco; and an impairment charge of $6.1 million to write off goodwill originally recorded in connection with our 2008 acquisition of LongLeaf Community Bank. Net income for the year ended December 31, 2008 was $4.2 million compared to a net loss of $2.1 million for 2009. The primary reason for this decline in net income is a $12.1 million increase in the provision for loan losses to $15.4 million in 2009 as compared with $3.3 million for 2008. Net loan chargeoffs were $9.3 million in 2009 as compared to $1.7 million in 2008. As a result of the increased provision and net chargeoffs, we increased our allowance for loan losses to $15.7 million or 2.19% of gross loans as of December 31, 2009 as compared to $9.5 million or 1.40% of gross loans as of December 31, 2008. This increase was necessary to reserve for increased probable losses in the loan portfolio as real estate values declined, nonperforming loans increased, and the recession continued to negatively affect economic conditions in our markets. In response to increased numbers of bank failures, the FDIC assessed extra premiums and they raised the overall premium rates, resulting in our expense for FDIC insurance premiums totaling $1.9 million for 2009 as compared to $351,000 in 2008.

Net interest income increased by $3.4 million or 13.4% to $29.1 million in 2009 as compared to $25.7 million in 2008. While net interest income increased as interest income from loans rose due to loan growth and rate floors implemented in late 2008, the biggest contribution to the increase in net interest income was the $5.1 million decrease in interest expense. Declining deposit rates account for this positive trend in expenses which is expected to continue in 2010. Net interest margins annualized for the quarter and year ending December 31, 2009 were 3.31% and 3.25%, respectively, as compared to 3.01% and 3.28% for the same periods of 2008, respectively.

We remain well capitalized with total risk based capital of 13.65%, tier 1 risk based capital of 10.73%, and leverage ratio of 8.21% at December 31, 2009, as compared to 11.46%, 10.12%, and 7.99%, respectively, at December 31, 2008. The minimum levels for each of these ratios is 10%, 6%, and 5%, respectively, but in the current banking climate, management views these minimum levels to be inadequate for safe and sound bank management. Therefore our capital plan was recently revised to establish our goal to maintain minimum ratios of 12%, 8%, and 7%, respectively, throughout this difficult banking cycle. We maintained our quarterly dividend payments throughout 2009, although at reduced levels. While maintaining our dividend payments is desirable, capital preservation is our highest priority in the near future. Book value per share at December 31, 2009 and 2008 was $8.85 and $9.63, respectively. Tangible book value per share at December 31, 2009 and 2008 was $8.80 and $8.68, respectively.

Nonperforming assets are comprised of $20.1 million of loans in nonaccrual status, $1.2 million of loans 90 or more days past due but still accruing, and $10.7 million in other real estate owned (OREO) at December 31, 2009. The levels of each of these at December 31, 2008 were $20.8 million, $1.0 million, and $1.2 million, respectively. While the levels are elevated, there has been much progress during 2009 toward moving the loans through the processes to a conclusion: either collection, foreclosure, workout, or chargeoff. We are systematically working through the problem loans to reduce our nonperforming assets.

Total noninterest income for 2009 increased $6.7 million to $12.2 million from $5.5 million in 2008. Noninterest income for 2009 included the $6.0 million gain on acquisition of Nuestro Banco. The remaining increase was primarily due to gains realized on sales of investment securities. Total noninterest expense for 2009 rose $8.6 million to $30.6 million from $22.0 million in 2008. Noninterest expense for 2009 included the goodwill impairment charge of $6.1 million. We were able to cut expenses in salaries and benefits by $5,000, while professional and legal fees increased $474,000 to $2.4 million in 2009 as compared to $1.9 million in 2008, due to expenses incurred in connection with the acquisition of Nuestro Banco in 2009, our issuance of $12 million of subordinated debentures and other capital enhancing strategies. Comparing 2009 to 2008, FDIC insurance expenses increased $1.5 million, and collections / foreclosure expense increased $341,000. The impairment charge of $6.1 million made to write off goodwill arising from our 2008 acquisition of LongLeaf Community Bank resulted from persistently declining bank stock prices and specifically from declines in the price of Four Oaks Fincorp, Inc. stock throughout 2009. We believe this is a condition caused by the general banking climate and not by anything connected to that acquisition. This nonrecurring transaction will have no impact on future earnings. The total fair value of the assets we acquired in the Nuestro Banco acquisition is $6.0 million greater than the combined fair value of liabilities we assumed and the shares we issued to Nuestro Banco shareholders. As a result, we recorded a gain of $6.0 million in connection with that acquisition. This nonrecurring transaction will have a nominal impact on future earnings.

Total assets rose $52.0 million to $976.8 million at December 31, 2009 as compared to $924.8 million at December 31, 2008. Gross loans increased $33.6 million and total deposits increased $43.3 million. These increases include assets of $16.2 million, gross loans of $6.9 million, and deposits of $8.3 million from the acquisition of Nuestro Banco. Average earning assets at December 31, 2009 and 2008 were $897.1 million and $782.5 million, respectively. Local deposits increased $34.7 million to $585.3 million at December 31, 2009 as compared to $550.6 million at December 31, 2008, while out of market wholesale deposits increased $8.6 million to $180.7 million from $172.1 million.

Chairman, Chief Executive Officer and President Ayden R. Lee, Jr. stated, “We are fortunate to be primarily located in central NC markets and to have strong underwriting standards for loans. With the exception of our limited exposure to coastal NC, declines in real estate values have been less severe than in many parts of the country. We are working through the challenges brought on by the recession and are looking forward to better days ahead for banking in general and for Four Oaks Bank, in particular.”

With $976.8 million in total assets as of December 31, 2009, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its 18 offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, and Southern Pines, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, the operations of the acquired Nuestro Banco business, our ability to integrate the operations of Nuestro Banco into our operations, and other uncertainties. Additional factors that could cause actual results to differ materially are discussed in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. We do not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177